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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT  REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): March 8, 1999



                       CROWN CASTLE INTERNATIONAL CORP.
            (Exact Name of Registrant as Specified in its Charter)



Delaware                            333-43873                    76-0470458
(State or Other                 (Commission File                 (IRS Employer
Jurisdiction of                     Number)                      Identification
Incorporation)                                                   Number)

                               510 Bering Drive
                                   Suite 500
                               Houston, TX 77057
                    (Address of Principal Executive Office)

Registrant's telephone number, including area code:  (713) 570-3000


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This document includes "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Other than statements of historical fact, all statements regarding industry prospects, the consummation of the transactions described in this document and the Company's expectations regarding the future performance of its businesses and its financial position are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties.

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Item 5. Other Events

     On March 8, 1999, Crown Castle International Corp. ("CCIC" or the "Company") and BellSouth Mobility Inc. announced that they had reached a preliminary agreement (the "Letter Agreement"), subject to board approval, for BellSouth Mobility Inc. and certain of its affiliates (collectively "BellSouth") to do a taxable sale pursuant to a master sublease agreement of BellSouth's 1,850 wireless communications towers to CCIC for $610.0 million, consisting of $430.0 million in cash and $180.0 million in CCIC common stock, subject to certain adjustments described below (the "Proposed BellSouth Transaction"). In addition, CCIC and BellSouth have agreed to enter into a five-year, 500 tower build-to-suit agreement.

     CCIC will be responsible for managing, maintaining and leasing the available space on BellSouth's wireless communications towers located throughout Indiana, Kentucky, Louisana, Mississippi, Alabama, Arkansas, Florida, Georgia and Tennessee. While CCIC will have complete responsibility for the towers, and their monitoring and maintenance, BellSouth will continue to fully own its communications components including switching equipment, shelters and cell site facilities. BellSouth will pay a fee of $1,200 per month per site to CCIC for its services on existing and build-to-suit towers.

     The Proposed BellSouth Transaction is expect to close in a series of closings, beginning in the second quarter of 1999. The transaction is expected to be fully closed no later than eight months thereafter.

     CCIC also announced that it intends to file, in the near term, a registration statement on Form S-1 with the Securities and Exchange Commission (the "SEC") for an offering of equity and/or debt securities, the proceeds of which are expected to finance the Proposed BellSouth Transaction. A registration statement in respect of such public offering has not yet been filed with the SEC and any securities offered in such offering will only be offered by means of a prospectus forming a part of such a registration statement.

     The consummation of the Proposed BellSouth Transaction is subject to a number of significant conditions, including approval by BellSouth's Board of Directors. There can be no assurance that the Proposed BellSouth Transaction will be consummated on the terms described in this document or at all.

     The following descriptions of agreements related to the Proposed BellSouth Transaction are summaries of the material portions of those agreements or summaries of the terms of the agreements as currently contemplated. Capitalized terms not defined herein have the meaning assigned to such terms in the document in which they appear.

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Letter Agreement

     General. Pursuant to the Letter Agreement between CCIC and BellSouth Mobility Inc., a subsidiary of CCIC ("TowerCo") will receive rights to lease, sublease, design, develop, contract, operate, market and manage approximately 1,850 tower sites owned by BellSouth Mobility Inc., BellSouth Telecommunications Inc. and certain of BellSouth's affiliates, or to be constructed on behalf of BellSouth, in Indiana, Kentucky, Louisiana, Mississippi, Alabama, Arkansas, Florida, Georgia and Tennessee (collectively, the "Territory") in exchange for aggregate consideration of $610.0 million, consisting of $430.0 million in cash and $180.0 million in common stock of CCIC (the "Consideration").

          The terms and conditions of the sublease of the 1,850 sites by BellSouth to TowerCo are set forth in a sublease (the "Sublease") to be entered into between BellSouth and TowerCo and CCIC. Further, CCIC and BellSouth have agreed to enter into a site management agreement (the "Site Management Agreement") pursuant to which CCIC will agree to provide certain management services on sites which are not part of the 1,850 towers contemplated by the Sublease, because of restrictions on transfer, and which will be designated by BellSouth. The Letter Agreement further contemplates a build to suit agreement to be entered into by BellSouth and TowerCo pursuant to which TowerCo will develop and construct at least 500 towers in the Territory over a period of five years, which period will be extended for an additional two-year period in the event TowerCo has not completed at least 500 tower builds within the initial five-year time period.

          The Letter Agreement provides that the transaction will require further documentation including the preparation, acceptance and delivery of a definitive agreement to sublease (the "Agreement to Sublease"), the terms of which have not yet been fully negotiated.

     Consideration. Pursuant to the Letter Agreement, TowerCo will pay to BellSouth the sum of $324,324.32 for each site leased or subleased to TowerCo pursuant to the Sublease. In the event that subleases covering the full 1,850 towers are transferred to TowerCo as contemplated by the Letter Agreement, the aggregate consideration payable to BellSouth will consist of $430.0 million in cash and $180.0 million in CCIC common stock; provided, however, that CCIC will
                                              --------  -------
retain the option to increase the cash portion of the aggregate consideration by up to $30.0 million and decrease the equity portion to not less than $150.0 million. Such option must be exercised by CCIC prior to the first closing. The number of shares of CCIC common stock included in the Consideration will be approximately 9.08 million shares and was determined using the average closing price of the CCIC common stock on the 30 trading days immediately preceding March 5, 1999 (the "Initial Share Price"). While the Letter Agreement contemplates the sublease by BellSouth of approximately 1,850 sites to TowerCo, in the event that additional sites are subleased to


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TowerCo, the consideration paid for the next 250 sites will be payable in cash only. If TowerCo subleases more than 2,100 sites from BellSouth in connection with the Sublease, consideration for any additional towers will be payable in CCIC common stock.

     The Letter Agreement further provides that if the average closing price of the CCIC common stock during the 30 day period immediately preceding the first anniversary of the final closing (the "Subsequent Share Price") is less than the Initial Share Price, then CCIC will, at CCIC's option, (i) pay BellSouth cash in an amount (the "Make-up Amount") equal to (x) the difference between the Initial Share Price and the Subsequent Share Price multiplied by (y) the number of shares issued as part of the Consideration less (z) the gross proceeds from all sales of such shares prior to the first anniversary of the final closing or (b)
                                                                         --
issue to BellSouth the number of shares of CCIC common stock equal to the Make-up Amount divided by the Subsequent Share Price; in each case not to exceed $50.0 million in cash or $75.0 million in common stock.

     Pursuant to the Letter Agreement, the Consideration will be subject to adjustment based on the amount CCIC is required to pay in calendar year 1999 for ground rent on sites contemplated by the Letter Agreement. If a post-closing audit demonstrates that the amount CCIC is required to pay, in aggregate, for such ground rents exceeds $11.4 million, BellSouth shall pay to TowerCo an amount equal to a certain multiple of the amount by which the rents exceed $11.4 million, not to exceed $45.0 million.

     Escrow Payment. In connection with the signing of the Letter Agreement, CCIC deposited the amount of $50.0 million into an escrow account (the "Escrow Payment"). Upon approval of the Proposed BellSouth Transaction by BellSouth's Board of Directors, BellSouth will be entitled to receive the Escrow Payment in full in the event that:

 .    BellSouth and CCIC fail to execute the Agreement to Sublease within 90 days of the date of the Letter Agreement (and BellSouth has negotiated the operative documents in good faith) or

 .    the Agreement to Sublease is executed but the initial closing fails to occur as a result of any breach of the Agreement to Sublease by CCIC or TowerCo or any failure of CCIC or TowerCo to satisfy the closing conditions set forth in the Agreement to Sublease.

Upon consummation of the first closing, the Escrow Payment will be returned to CCIC. Further, if BellSouth's Board of Directors fails to approve the Proposed BellSouth Transaction within the applicable time period, the Escrow Payment will be returned to CCIC. BellSouth has agreed to seek the approval of its Board of Directors as soon as practicable, but no later than April 26, 1999.

          In the event that BellSouth's Board of Directors does not approve the Proposed BellSouth Transaction within 90 days of the Letter Agreement, and if at any time within one year following expiration or termination of the Letter Agreement, BellSouth transfers, sells, assigns, leases, subleases or otherwise disposes of all or substantially all of the tower assets contemplated by the Letter Agreement, BellSouth will be required to pay to CCIC an amount equal to the greater of (i) $15.0 million or (ii) one-half of the amount by which the total consideration received by BellSouth pursuant to such transfer, sale, assignment, lease or sublease exceeds the total Consideration that would have been paid to BellSouth by CCIC pursuant to the Letter Agreement.

     Closings. In connection with the Letter Agreement , BellSouth and CCIC have agreed that the sublease of the sites pursuant to the Sublease will be consummated in a series of closings not to exceed a period of eight months and will include a minimum number of sites to be included in each closing, the first of which is expected to take place on May 31, 1999. BellSouth has agreed to use all commercially reasonable efforts to sublease approximately 250 sites at each closing, grouped so as to be located in contiguous regions, until all sites have been subleased prior to or at the final closing. The sites to be included on the initial closing date will be located in Kentucky and Indiana.

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     Termination Right.  The Letter Agreement provides that in the event that any one of the closings contemplated by the Proposed BellSouth Transaction is not consummated due to CCIC's or TowerCo's failure to comply with all conditions, covenants and representations required of them, in addition to any other remedies BellSouth may have at equity or law, BellSouth will have the right to require CCIC to pay to BellSouth a termination fee of $50.0 million (the "Termination Fee"), to terminate all agreements between the parties, and at BellSouth's option, to rescind all prior closings. If BellSouth elects to rescind the prior closings, payment of the termination fee shall be made by netting it against the amounts previously paid to BellSouth at the previous closings, and BellSouth shall return to CCIC any amount which is in excess of the Termination Fee.


Sublease

          Pursuant to the Letter Agreement, the parties fully and completely agreed upon the terms of the Sublease. The form of Sublease is attached to the Letter Agreement filed as Exhibit 99.2 hereto.

     General. Pursuant to the terms of the Sublease, BellSouth has agreed to grant a lease to TowerCo, pursuant to which TowerCo will lease (or sublease) the land, tower and improvements (collectively, the "Subleased Property") at each site other than certain space reserved by BellSouth and space utilized by third parties under existing subleases. BellSouth has agreed to lease to TowerCo all its sites in the Territory except where it is legally prohibited from doing so and except for sites that are specifically excluded from the Sublease. BellSouth expects that the number of sites available for sublease will be approximately 1,850. The sites constructed pursuant to the Build to Suit Agreement, as described below, will also be made part of and subject to the Sublease.

          Pursuant to the Sublease, TowerCo will be entitled to use the Subleased Property of each site for constructing, installing, operating, managing, maintaining and marketing the tower and improvements on each site, including leasing space to third party tenants. BellSouth has agreed to pay TowerCo a site maintenance charge of $1,200 per month per site, subject to an increase of five percent (5%) per year for the first ten (10) years following the applicable commencement date of the sublease on such site. If, after the tenth anniversary following each commencement date, the then current site maintenance charge is below the market rate, then such site maintenance charge will automatically be increased on such anniversary and each anniversary thereafter by the consumer price index ("CPI"). If the then site maintenance charge is above the market rate, then such site maintenance charge will be automatically reset at ninety percent (90%) of such agreed upon market rate and will increase on each following anniversary by the then current annual market rate of increase for comparable properties. TowerCo has agreed to pay as



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rent to BellSouth the ground rents relating to each site that is leased by
BellSouth, and rent of $1.00 per year for sites that are owned by BellSouth. In addition, TowerCo has agreed to sublease available space to any party to existing colocation agreements with BellSouth; provided that TowerCo will receive all rents and other economic benefits from the parties to such colocation agreements.

     Term. The term of the Sublease will be one hundred (100) years for sites owned by BellSouth and, for sites leased by BellSouth, one day less than the term of the underlying ground lease. TowerCo will be responsible for negotiating and obtaining extensions or renewals of the ground leases. In addition, if TowerCo is able to acquire a fee simple interest in a site, TowerCo has agreed to transfer such fee simple interest to BellSouth for $1.00, in which event TowerCo will pay no ground rent as of the date fee simple title vests in BellSouth.

     Reserved Space. Under the Sublease, BellSouth has reserved space (the "Reserved Space") on each site. The Reserved Space generally relates to the portion of the site, including space on the tower, in use by BellSouth and its affiliates. In certain circumstances and subject to certain conditions described in the Sublease, BellSouth has the right to increase the number of antennas on its reserved space to twelve (12), without increasing the related site maintenance payment, on up to one hundred twenty (120) towers. BellSouth also has the right to substitute the Reserved Space for other available space on the tower, as well as a right of first refusal and right of substitution as to available space which TowerCo intends to sublease to any third party.

          If BellSouth ceases using its Reserved Space on a site and elects to assign, sublet or otherwise transfer the interest in the Reserved Space on such site, TowerCo will have the right to, at any time, acquire BellSouth's interest in the applicable Reserved Space by paying to BellSouth consideration of (1) $5,000 (subject to increase based on the CPI) plus (2) a grant to BellSouth of the right to receive up to thirty-five percent (35%) of all gross revenues payable to TowerCo in respect of such Reserved Space.

          BellSouth will have the right to put to TowerCo its rights in its Reserved Space with respect to a site, and thereby add such space to the Sublease; provided that the number of sites subject to such a put right may not exceed the greater of one and one half percent (1 1/2%) or thirty (30) of the total sites. In such event, BellSouth will assign to TowerCo all its rights in the Reserved Space on that site and will thereafter no longer be responsible for the related site maintenance charge.

     Withdrawal Right. After the tenth anniversary of the first closing, BellSouth will have the right, subject to certain notice requirements, to withdraw its rights on any site. In such case, BellSouth will assign to TowerCo all its rights, including the ground lease and any Reserved Space, with respect to any withdrawn site and shall no longer be responsible for the related site maintenance charge.


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     Termination.  The Sublease may be terminated by each party in the event of certain breaches by the other party, including the failure to timely make required payments under the Sublease, breaches of covenants and other agreements in the Sublease, breaches of representations and warranties and insolvency. In the case of BellSouth's right to terminate, BellSouth may terminate the Sublease as to an applicable site following a breach (and failure to cure) relating to that particular site. BellSouth may terminate the entire Sublease upon the occurrence of unwaived defaults by TowerCo in respect of more than fifty (50) sites during any consecutive five-year period.


Build to Suit Agreement

     In connection with the Letter Agreement, BellSouth agreed to enter into the Build to Suit Agreement with CCIC and TowerCo pursuant to which TowerCo will develop and construct all towers built in the Territory on behalf of BellSouth for a period of five years. If TowerCo has not constructed at least 500 towers over the five year period following the signing of the Build to Suit Agreement, the term of the Build to Suit Agreement will be extended for up to an additional two years until such time as TowerCo has constructed 500 towers. BellSouth will be required, pursuant to the Build to Suit Agreement, to submit to TowerCo all proposals to develop and construct tower sites within the Territory until TowerCo has completed construction of 500 towers. TowerCo will be required to develop and construct tower sites in locations that satisfy BellSouth's engineering requirements. Upon substantial completion of a tower site, the site will become subject to and part of the Sublease. The Build to Suit Agreement will provide that space not reserved by BellSouth on each tower will be available for lease by TowerCo to third parties.

Site Maintenance Agreement

     In connection with the Agreement to Sublease, the parties will enter into a Site Maintenance Agreement whereby TowerCo will perform certain identified services at those sites in the Territory which are not leased or subleased to TowerCo pursuant to the Sublease and which sites are designated by BellSouth for inclusion in the Site Maintenance Agreement. Pursuant to the Letter Agreement, BellSouth and CCIC have agreed that BellSouth will pay to CCIC a site maintenance fee of $333.00 per site per month, increased annually by the CPI, for sites designated under the Site Maintenence Agreement. Further, the parties have agreed that the total number of sites to be covered by the Site Management Agreement will not exceed 100 sites.

Site Marketing Agreement

     On March 25, 1998, BellSouth and CCIC entered into the Site Marketing Agreement pursuant to which CCIC markets BellSouth's sites located in Kentucky. Pursuant to the Letter Agreement, CCIC and BellSouth agreed to renew the Site Marketing Agreement, the term of which ended on February 15, 1999, and to extend the scope of the agreement to include the entire Territory.


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Registration Rights Agreement

     As a condition to the Letter Agreement, CCIC and BellSouth have agreed to enter into a registration rights agreement whereby CCIC will grant to BellSouth certain demand and piggyback registration rights in respect of shares of CCIC common stock included in the Consideration.



Item 7. Financial Statements and Exhibits

               (c) Exhibits


                 Exhibit No.           Description
                 -----------           -----------

                  99.1            Press Release dated March 8, 1999

                  99.2 Letter of Agreement between Crown Castle International Corp. and BellSouth Mobility Inc. dated March 5, 1999 (including the Form of Sublease)


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                                  SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Crown Castle International Corp.,



                                 By:   /s/ Charles C. Green, III
                                       -------------------------------
                                       Executive Vice President and
                                       Chief Financial Officer


March 9, 1999

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                                 EXHIBIT INDEX


Exhibit No.           Description of Exhibit
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       99.1           Press Release dated March 8, 1999

       99.2 Letter of Agreement between Crown Castle International Corp. and BellSouth Mobility Inc. dated March 5, 1999 (including the Form of Sublease)


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